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                                                                    EXHIBIT 99.2

May 20, 2002

Fleet National Bank
Financial Institutions Division
Mail Stop MA-DE 100-10H
Attn: Paul Chmielinski, Director
100 Federal Street
Boston, MA 02110

         Re: Fleet Bank approval of sale of Premier Life (Luxembourg), S.A., and selected block of policies in Premier Life (Bermuda), Ltd.

Dear Mr. Chmielinski:

         In accordance with Standard Management Corporation's contractual responsibilities under Article 7 and Section 8.6 of the Amended and Restated Revolving Line of Credit Agreement with Fleet National Bank ("Fleet Bank") dated November 5, 1996, as amended (the "Note Agreement"), this letter shall serve as a formal request for Fleet Bank to give its consent to Standard Management Corporation's ("SMAN's") intention to sell 100% of the Common Stock held by SMAN (through its wholly-owned subsidiaries, Standard Management Financial Corporation, and Standard Management International, S.A. ("SMISA")) of Premier Life (Luxembourg), S.A. ("PLL"), to Winterthur Life ("WLP"), a Swiss company, and to transfer a selected block of policies currently held in SMISA's subsidiary, Premier Life (Bermuda), Ltd. ("PLB"), to Winterthur Overseas Limited ("WOB"), a Bermuda company and an affiliate of WLP.

         Attached to this letter, for your reference, is a copy of the current draft of the proposed Stock Purchase Agreement (the "Stock Agreement") to effect this transaction, as such draft has been updated through May 2, 2002 (the "Draft Agreement"). Please note that several of the key terms of this deal are still being negotiated by and between the parties, and that SMAN reserves the right to amend this Stock Agreement as necessary in the future to reflect future agreements and compromises reached with the prospective purchaser. We will, of course, provide you with a final draft of the Stock Agreement once it has been finalized between the parties and will highlight for you all material changes from the Draft Agreement, together with copies of all final ancillary documents which may be material to the proposed transaction (the "Final Documents") at least two business days prior to the closing thereof.

         In consideration for Fleet Bank's granting of its approval of the anticipated transaction, SMAN agrees that it will pay to Fleet Bank, within ten
(10) business days of the date of final closing under the Stock Agreement, the principal amount of $3.750 million, plus all accrued interest thereon to the date of such payment, which amount shall be used to permanently prepay principal and accrued due on the Note Agreement, without regard to prepayment penalties which would otherwise accrue thereunder. Furthermore, SMAN agrees to make an additional permanent principal prepayment on the Note Agreement of $3.750 million, plus all accrued interest thereon to the date of such payment and all other amounts outstanding under the Note

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Agreement, on the one-year anniversary of the payment noted above, thereby repaying the Note Agreement in full.

         I hereby certify on behalf of SMAN that (a) no default or event of default under the Note Agreement currently exists, or will exist on the closing of the stock sale transaction, and (b) the undertakings of SMAN hereunder have been duly authorized, as an agreement under seal, by all necessary action by SMAN. SMAN agrees to pay directly or reimburse Fleet Bank for its reasonable legal fees and expenses in reviewing and addressing the within request, as well as any prior waivers and/or consents to the extent not previously invoiced and paid.

         Please indicate your approval for this transaction by signing where indicated below, acknowledging Fleet Bank's consent to the sale and disposition of PLL and the transfer of policies from PLB to WOB, and SMAN's agreement to prepay the Note Agreement as set forth above.



Very truly yours,



Gerald R. Hochgesang
Senior V.P. of Finance and Treasurer
Standard Management Corporation

(Enclosures)

---------------

         On behalf of Fleet Bank, and as a duly authorized representative of same, I hereby acknowledge receipt of notice of the impending PLL sale to WLP and transfer of policies from PLB to WOB, as well as a copy of the draft Stock Purchase Agreement, and grant consent to such sale by SMAN through its wholly-owned subsidiaries in consideration for the terms and conditions outlined herein, provided that, (a) the transaction is consummated on substantially the same terms as set forth in the Draft Agreement, and (b) the closing and initial prepayment occur by no later than August 1, 2002, with time being of the essence with respect to all of SMAN's agreements under this letter.



FLEET NATIONAL BANK



By
  -----------------------------
Paul Chmielinski
Director